                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                 Sbarro, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  SBARRO, INC.
                               763 LARKFIELD ROAD
                            COMMACK, NEW YORK 11725

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 21, 1997

To the Shareholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Meeting") of Sbarro, Inc. (the "Company") will be held at the Salute restaurant, 270 Madison Avenue, at the corner of 39th Street, New York, New York, on Wednesday, May 21, 1997, promptly at 9:15 A.M., Eastern Daylight Savings Time, to consider and act upon the following matters:

     1. The election of three Class 2 directors to serve until the Company's Annual Meeting of Shareholders to be held in the year 2000 and until their respective successors are elected and qualified;

     2. A proposal to approve amendments to the Company's 1991 Stock Incentive Plan;

     3. A proposal to approve an amendment to the Company's 1993 Non-Employee Director Stock Option Plan;

     4. A proposal to approve the Company's Performance Incentive Plan;

     5. A proposal to ratify the action of the Board of Directors in appointing Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 28, 1997; and

     6. The transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Information regarding the matters to be acted upon at the Meeting is contained in the accompanying Proxy Statement.

     The close of business on April 11, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

     A continental breakfast will be available to all attendees beginning at 8:30 A.M.

                                           By Order of the Board of Directors,

                                                      JOSEPH SBARRO,
                                                        Secretary

Commack, New York
April 29, 1997

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. EACH SHAREHOLDER IS URGED TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. AN ENVELOPE ADDRESSED TO THE COMPANY'S TRANSFER AGENT IS ENCLOSED FOR THAT PURPOSE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

                                  SBARRO, INC.
                               763 LARKFIELD ROAD
                            COMMACK, NEW YORK 11725
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of Sbarro, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company ("Proxy" or "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, May 21, 1997, promptly at 9:15 A.M., Eastern Daylight Savings Time, at the Salute restaurant, 270 Madison Avenue, at the corner of 39th Street, New York, New York, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. The approximate mailing date of this Proxy Statement is April 29, 1997.

     Unless otherwise specified, all Proxies received will be voted for the election of all nominees named herein to serve as directors and in favor of each of the other proposals set forth in the Notice of Annual Meeting accompanying this Proxy Statement. A Proxy may be revoked at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy.

     The close of business on April 11, 1997 has been fixed by the Board of Directors (the "Board of Directors" or the "Board") as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment and postponement thereof. As of the Record Date, there were 20,407,825 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, is required to constitute a quorum for the transaction of business. Proxies submitted which contain abstentions or broker nonvotes will be deemed present at the Meeting in determining the presence of a quorum.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with such classes to be as nearly equal in number as the then total number of directors constituting the entire Board permits. The Company's Board of Directors presently consists of eight members with three members in each of Classes 1 and 2 and two members in Class 3. Any director elected by the Board to fill the existing vacancy in the Board will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified. Each class is elected for a term of three years. The term of office of the current Class 1, 2 and 3 directors is scheduled to expire at the 1999, 1997 and 1998 annual meetings of shareholders, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

     At the Meeting, shareholders will elect three Class 2 directors to serve until the annual meeting of shareholders scheduled to be held in the year 2000 and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the Proxy intend to cast all Proxies received for the election of Messrs. Richard A. Mandell, Joseph Sbarro and Terry Vince (the "nominees") to serve as Class 2 directors upon their nomination at the Meeting. Each nominee and each other incumbent director was elected by shareholders. Each of the nominees has advised the Company of his willingness to serve as a director of the Company. In case any nominee should become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors.

     The following is a description of the nominees and of each other member of the Board of Directors:

INFORMATION ABOUT NOMINEES

  Class 2 Directors

     RICHARD A. MANDELL, 54, has been Vice President -- Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, since January 1996. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. He became a director of the Company in March 1986. Mr. Mandell is a member of the Audit and Compensation Committees of the Board. Mr. Mandell is also a director of Trend-Lines, Inc. and U.S.A. Detergents, Inc.

     JOSEPH SBARRO, 56, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Senior Executive Vice President since December 1993. For more than five years prior thereto, Mr. Sbarro was an Executive Vice President of the Company. He has also served as Secretary of the Company for more than the past five years. Mr. Sbarro is a member of the Executive Committee of the Board.

     TERRY VINCE, 68, has been Chairman of the Board and President of Sovereign Hotels (a company which operates hotels) since October 1991 and Chairman of the Board of Fame Corp. (a food service management company) since January 1994. Mr. Vince served as Chairman Emeritus (from November 1990 until October 1991) and Chairman of the Board of Directors and President (from November 1988 until November 1990) of daka International, Inc. (a food and restaurant service company), prior to which Mr. Vince served as Chairman of the Board of Directors and President of daka, Inc., the predecessor of daka International, Inc., from 1973 until November 1988. He became a director of the Company in December 1988. Mr. Vince is a member of the Compensation and Stock Option Committees of the Board.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

  Class 1 Directors

     HAROLD L. KESTENBAUM, 47, has been a practicing attorney in New York since 1976. He became a director of the Company in March 1985. Mr. Kestenbaum is Chairman of the Stock Option Committee and a member of the Audit Committee of the Board.

     ANTHONY SBARRO, 51, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Vice Chairman of the Board of Directors since May 1996 and as President and Chief Operating Officer from December 1993 through May 1996. For more than five years prior to December 1993, Mr. Sbarro was an Executive Vice President of the Company. He has also served as Treasurer of the Company for more than the past five years. Mr. Sbarro is a member of the Executive Committee of the Board.

     PAUL A. VATTER, 72, has been, since his retirement in 1995, Professor Emeritus, and from 1970 until his retirement was Lawrence E. Fouraker Professor of Business Administration, at Harvard University's

Graduate School of Business Administration, where he served as a Professor since 1958. He became a director of the Company in March 1985. Professor Vatter is a member of the Stock Option Committee of the Board.

  Class 3 Directors

     MARIO SBARRO, 55, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Chairman of the Board of Directors and Chief Executive Officer for more than the past five years and re-assumed the position of President of the Company in May 1996 (a position he held for more than five years prior to December 1993). Mr. Sbarro is Chairman of the Executive Committee of the Board.

     BERNARD ZIMMERMAN, 64, has been President of Bernard Zimmerman and Co., Inc. since October 1972 and was Senior Vice President of The Zimmerman Group, Inc. from January 1991 to November 1996, financial and management consulting firms. Mr. Zimmerman has also served as President and a director of Beacon Hill Mutual Fund, Inc. from December 1994 until October 1996. From September 1986 until September 1993, Mr. Zimmerman also served as Chairman and President of St. Lawrence Seaway Corp., an owner and manager of agricultural properties. Mr. Zimmerman has been a certified public accountant in New York for more than the past thirty-five years. He became a director of the Company in March 1985. Mr. Zimmerman is Chairman of the Audit and Compensation Committees, and is a member of the Executive Committee, of the Board.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors is responsible for the management of the Company. During the Company's 1996 fiscal year, ended December 29, 1996, the Board of Directors held four meetings. Each incumbent director attended at least 75% of all meetings of the Board and committees on which the person served which were held during that fiscal year.

     The Board of Directors has established Executive, Audit, Compensation and Stock Option Committees. There is no standing nominating committee.

     When the Board is not in session, the Executive Committee has, to the extent permitted by law, all of the power and authority of the Board. The Executive Committee held no formal meetings during fiscal 1996, but met informally from time to time during the year.

     The principal functions of the Audit Committee are to nominate independent auditors for appointment by the Board; meet with independent auditors to review and approve the scope of their audit engagement and the fees related to such work; meet with the Company's financial management and independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and report to the Board periodically with respect to such matters. The Audit Committee held two meetings during fiscal 1996.

     The Compensation and Stock Option Committees, described below under "Executive Compensation -- Report of the Compensation and Stock Option Committees", each held one formal meeting during fiscal 1996. In addition, the Committees met informally from time to time during the year.

COMPENSATION OF DIRECTORS

     Non-employee directors currently receive a retainer at the rate of $16,000 per annum and $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a Committee of the Board attended if such meeting is not held on the same day as a meeting of the Board of Directors. Directors are also reimbursed for reasonable travel expenses incurred in attending Board and Committee meetings.

     The Company's 1993 Non-Employee Director Stock Option Plan, which was approved by shareholders at the Company's 1993 Annual Meeting of Shareholders, provides for the automatic grant of an option to purchase 3,750 shares of the Company's Common Stock to each non-employee director in office immediately after each Annual Meeting of Shareholders. The term of each option granted under the plan is five years although it is proposed to extend the term of each heretofore and hereafter granted non-employee director options to ten years. See "Proposal 3. Proposal to Amend the Company's 1993 Non-Employee Stock Option Plan." Each option is exercisable at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant commencing one year following the date of grant, subject to early termination in certain instances.

     Bernard Zimmerman and Company, Inc., of which Mr. Zimmerman is President and a majority shareholder, renders financial and consulting assistance to the Company, for which it received fees of $106,100 during the Company's fiscal year ended December 29, 1996.

EXECUTIVE OFFICERS

     The following is information concerning the executive officers of the Company, other than those who also serve as directors (as to whom information is provided above):

     CARMELA SBARRO, 75, has been Vice President of the Company since March 1985. Mrs. Sbarro was a founder of the Company, together with her late husband, Gennaro Sbarro. Mrs. Sbarro devotes a substantial portion of her time to recipe and product development. Mrs. Sbarro served as a director of the Company from March 1985 until December 1988 when she was elected Director Emeritus of the Company.

     GEORGE W. HERZ II, 41, joined the Company in November 1995 and was elected Vice President and General Counsel in February 1996. Prior to joining the Company, Mr. Herz served as General Counsel (from 1993) and Corporate Counsel (from 1982 until 1992) of Minuteman Press International, Inc. (a franchisor of printing centers).

     ROBERT S. KOEBELE, 53, has served as Vice President -- Finance and Chief Financial Officer of the Company for more than the past five years. Mr. Koebele has been a certified public accountant in New York for more than the past twenty-five years.

     CARMELA N. MERENDINO, 32, was elected Vice President -- Administration in October 1988. Ms. Merendino joined the Company in March 1985 and performed a variety of corporate administrative functions for the Company prior to her election as Vice President -- Administration.

     ANTHONY J. MISSANO, 38, was elected Corporate Vice President -- Operations in August 1996, prior to which he served as Vice President -- Operations (West) from February 1995, and as a Zone Vice President from June 1992 until February 1995. Mr. Missano served as a consultant to the Company from June 1992 until he became a full time employee at the end of fiscal 1993. From November 1988 until he joined the Company as an employee, Mr. Missano served as President of Anaton Corp., a franchisee of the Company.

     JAMES M. O'SHEA, 44, joined the Company in January 1995 and was elected Vice President -- Human Resources in February 1995. Prior to joining the Company, Mr. O'Shea served as Director of Human Resources and Administration of Euro-Disney SCA (a theme park operator) from October 1991 through August 1994 and Staff Vice President -- Personnel of Cunard Line Ltd. (a cruise line and hotel operator) from September 1986 through May 1991.

     GENNARO A. SBARRO, 30, was elected Corporate Vice President -- Franchising in August 1996, prior to which he served as Vice President -- Franchising since February 1995. For more than five years prior thereto, Mr. Sbarro served in various operational positions for the Company.

     GENNARO J. SBARRO, 34, was elected Corporate Vice President -- Operations in August 1996, prior to which he served as Vice President -- Operations (East) since February 1995. For more than five years prior thereto, Mr. Sbarro served in various capacities for the Company.

     LEONARD G. SKROSKY, 65, served the Company as Senior Vice President -- Real Estate and Lease Administration from February 1987 until December 1993. From January 1994 until June 1996, Mr. Skrosky was President of the Skrosky Company, a real estate firm dealing with site selection and lease negotiations for several restaurant and other companies. He rejoined the Company in June 1996 and was elected Senior Vice President-Real Estate in November 1996.

FAMILY RELATIONSHIPS

     Mario, Anthony and Joseph Sbarro are the sons of Carmela Sbarro. Carmela N. Merendino is the daughter, and Gennaro A. Sbarro is the son, of Mario Sbarro. Gennaro J. Sbarro is the son, and Anthony J. Missano is the son-in-law, of Joseph Sbarro.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of shares of the Company's Common Stock, as of March 31, 1997 (except as noted below), with respect to (a) holders known to the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, (b) each director and nominee, (c) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" below and (d) all directors and executive officers of the Company as a group. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

                                                                AMOUNT AND NATURE OF        PERCENT OF
                      BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)       CLASS(2)
-------------------------------------------------------------  -----------------------      ----------
Mario Sbarro(3)..............................................         1,913,240(4)              9.3%
Anthony Sbarro(3)............................................         1,398,800(5)              6.8%
Joseph Sbarro(3).............................................         1,957,914(6)              9.5%
Trust of Carmela Sbarro(3)...................................         2,497,884(7)             12.2%
Harold L. Kestenbaum.........................................            21,750(8)                *
Richard A. Mandell...........................................            15,000(9)                *
Paul A. Vatter...............................................            17,250(9)                *
Terry Vince..................................................            18,300(9)                *
Bernard Zimmerman............................................            52,500(10)               *
Robert S. Koebele............................................            18,666(11)               *
Anthony J. Missano...........................................             6,666(12)               *
All directors and executive officers as a group (18
  persons)...................................................         7,960,757(13)            37.7%

---------------
 (1) Shares subject to options are considered beneficially owned to the extent currently exercisable or exercisable within 60 days after March 31, 1997.
 (2) Asterisk indicates less than 1%. Shares subject to such options are considered outstanding only for the purpose of computing the percentage of outstanding Common Stock which would be owned by the optionee if such options were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.
 (3) The business address of each of Mario Sbarro, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro is 763 Larkfield Road, Commack, New York 11725.
 (4) Includes (i) 370 shares owned by Mr. Sbarro's wife and 3,240 shares owned by a child of Mr. Sbarro who resides in his household (as to all of which shares Mr. Sbarro disclaims beneficial ownership), and (ii) 270,000 shares subject to options. Excludes the shares held by the Trust of Carmela Sbarro, of which trust Mario Sbarro serves as a trustee and as to which shares Mr. Sbarro may be deemed a beneficial owner with shared voting and dispositive power.
 (5) Includes 165,000 shares subject to options.
 (6) Includes (i) 609,000 shares owned by a partnership of which Mr. Sbarro is the sole general partner and (ii) 150,000 shares subject to options.
 (7) The trust was created by Carmela Sbarro for her benefit and for the benefit of her descendants, including Mario, Joseph and Anthony Sbarro. The trustees of the trust are Franklin Montgomery, whose

                                     (footnotes continued on the following page)
     business address is 488 Madison Avenue, New York, New York 10022, and Mario Sbarro. As trustees, Franklin Montgomery and Mario Sbarro may be deemed to be the beneficial owners of these shares with shared voting and dispositive power.
 (8) Represents (i) 6,750 shares owned by Mr. Kestenbaum's wife, as to which shares Mr. Kestenbaum disclaims beneficial ownership, and (ii) 15,000 shares subject to options.
 (9) Includes 15,000 shares subject to options.
(10) Represents 15,000 and 37,500 shares subject to options held respectively by Mr. Zimmerman individually and Bernard Zimmerman and Company, Inc., a company of which Mr. Zimmerman is President and a majority shareholder.
(11) Includes 6,666 shares subject to options.
(12) Represents shares subject to options.
(13) Includes (i) an aggregate of 16,360 shares owned by spouses and by or as custodian for children who reside in their households (as to which shares beneficial ownership is disclaimed) and (ii) 735,581 shares subject to options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation of the Company's chief executive officer and other four most highly compensated persons who were serving as executive officers of the Company at the end of the Company's 1996 fiscal year for services in all capacities to the Company and its subsidiaries during the Company's 1996, 1995 and 1994 fiscal years:

                                                                                       LONG TERM
                    NAME AND                                 ANNUAL COMPENSATION      COMPENSATION
                    PRINCIPAL                               ---------------------     ------------
                   POSITION(1)                     YEAR      SALARY       BONUS        OPTIONS(#)
-------------------------------------------------  ----     --------     --------     ------------
Mario Sbarro.....................................  1996     $460,000     $500,000        100,000
Chairman of the Board, President                   1995      400,000      112,500             --
  and Chief Executive Officer(1)                   1994      400,000      225,000             --
Anthony Sbarro...................................  1996      300,000           --             --
Vice Chairman of the Board and Treasurer(1)        1995      300,000       87,500             --
                                                   1994      235,000      175,000             --
Joseph Sbarro....................................  1996      276,000      150,000         50,000
Senior Executive Vice President and Secretary      1995      250,000       75,000             --
                                                   1994      235,000      150,000             --
Robert S. Koebele................................  1996      181,000       50,000             --
Vice President -- Finance and Chief Financial      1995      175,000       30,000             --
  Officer
                                                   1994      163,000       50,000          5,000
Anthony J. Missano...............................  1996      157,000       65,000             --
Corporate Vice President                           1995      144,000       30,000             --
                                                   1994      125,000       51,000          5,000

---------------
(1) Prior to May 1996, Mario Sbarro served only as Chairman of the Board of Directors and Chief Executive Officer of the Company and Anthony Sbarro served as President, as well as Treasurer, of the Company.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company's 1991 Stock Incentive Plan permits the grant of options and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the Company's 1996 fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted to date.

                                                 INDIVIDUAL OPTIONS                          POTENTIAL
                                 --------------------------------------------------      REALIZABLE VALUE
                                                PERCENT                                  AT ASSUMED ANNUAL
                                 NUMBER OF      OF TOTAL                                  RATES OF STOCK
                                   SHARES       OPTIONS                                 PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO    EXERCISE                   FOR OPTION TERM(2)
                                  OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
             NAME                GRANTED(1)   FISCAL YEAR    PER SHARE      DATE          5%          10%
-------------------------------  ----------   ------------   ---------   ----------   ----------   ----------
Mario Sbarro...................    100,000        27.8%       $ 24.75      8/19/06    $1,556,514   $3,944,513
Joseph Sbarro..................     50,000        13.9%       $ 24.75      8/19/06    $  778,257   $1,972,256

---------------
(1) These options are exercisable as to one-third of the number of shares subject to the options annually, commencing on August 20, 1998.

(2) These are hypothetical values using assumed compound growth rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

     The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of stock options during the Company's fiscal year ended December 29, 1996 by, and the number and value at December 29, 1996 of shares of Common Stock subject to unexercised options held by, the executive officers named in the Summary Compensation Table.

                                                                   NUMBER OF SHARES          VALUE OF
                                                                      UNDERLYING           UNEXERCISED
                                                                     UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS               OPTIONS
                                                                      AT FISCAL             AT FISCAL
                                                                       YEAR-END              YEAR-END
                               SHARES ACQUIRED        VALUE         (EXERCISABLE/         (EXERCISABLE/
            NAME                 ON EXERCISE       REALIZED(1)      UNEXERCISABLE)      UNEXERCISABLE)(2)
-----------------------------  ---------------     -----------     ----------------     ------------------
Mario Sbarro.................          --                 --        270,000/100,000      $  631,245/12,500
Anthony Sbarro...............          --                 --        165,000/      0      $ 315,623/      0
Joseph Sbarro................          --                 --        150,000/ 50,000      $  315,623/ 6,250
Robert S. Koebele............       3,000            $25,375          5,470/  7,030      $   11,691/15,289
Anthony J. Missano...........          --                 --          6,666/  5,834      $    5,623/11,252

---------------
(1) Represents the closing price of the Company's Common Stock on the New York Stock Exchange on the dates of exercise of the options, minus the applicable option exercise prices.

(2) Represents the closing price of the Company's Common Stock on the New York Stock Exchange on December 27, 1996, the last trading day of the Company's 1996 fiscal year, minus the respective exercise prices.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     This report is presented by the Compensation Committee of the Board of Directors, except for the portion of the report under the caption "Long-Term Incentive Compensation", which is presented by the Board's Stock Option Committee. The Compensation Committee establishes the compensation for the Company's three principal executive officers (Mario, Anthony and Joseph Sbarro) and, with the recommendation of the Company's Chief Executive Officer, the compensation of the other executive officers of the Company. The Stock Option Committee administers (including making grants under) the Company's 1991 Stock Incentive Plan. Each Committee consists exclusively of non-employee directors. This report describes the policies of the Committees as in effect in fiscal 1996. As circumstances arise and the Committees deem it appropriate, policies in effect from time to time may change.

     It is the philosophy of the Committees to utilize a combination of salary as a base for compensation, annual bonuses as a means of short-term incentive and stock options to provide long-term incentive.

Consequently, the Compensation and Stock Option Committees coordinate their efforts to determine overall compensation of executive officers, using, among other information, information contained in surveys of compensation levels at other restaurant companies to supplement objective and subjective factors.

     In establishing compensation levels for the Company's executive officers for fiscal 1996, the Compensation Committee reviewed, among other things, information contained in proxy statements of other restaurant companies, the results and performance of which the Company regularly reviews and monitors, proxy statements of various retailers and compensation surveys published by consulting firms, major public accounting firms and others. The Compensation Committee, in part, uses the information as a guideline in considering how the Company's compensation compares to the compensation being paid by the Company's competitors, as well as by others with whom the Company may be competing for talent.

     Base Salary. The Compensation Committee reviews the base salary of each executive officer of the Company annually. In determining the base salaries to be paid to executive officers, the Committee considers, among other factors, the executive's level of responsibility, experience and expertise, the compensation of executives occupying comparative positions in other restaurant and retail organizations derived from its informal studies, and general economic factors. The Committee, in consultation with the Company's Chief Executive Officer, also reviews the performance of each of the Company's executive officers. The Committee's reviews have been qualitative in nature, without specific weights being assigned to the various factors employed by it. In light of the fact that the Company's performance in fiscal 1995 did not meet management's expectations, the Compensation Committee deferred consideration of increases for all executive officers until mid year 1996 after it had reviewed the Company's and its executive officers' performance as the year progressed. After reviewing significantly improved results during the first half of the year and each executive's contribution in enabling the Company to achieve such results, the Compensation Committee increased the base salaries of most executive officers effective July 1996.

     Annual Incentive Compensation. The Company continues to place emphasis on incentive compensation. Through 1996, the Chief Executive Officer of the Company had set individual performance objectives and goals for each executive officer other than himself. These goals have been based on specific performance related targets (including the accomplishment of certain specific programs) established for the particular executive, for his or her area of responsibility or on a corporate basis, or determined on a subjective basis. Goals, at times, were adjusted periodically throughout the year. The Chairman of the Compensation Committee met periodically with the Chief Executive Officer to review the performance of executive officers. In determining the amount of annual bonuses, at the end of the year, the Compensation Committee examined, without assigning specific weight to any factor, such factors as the Company's revenues and profitability for the year, the degree to which the Company had fulfilled objectives developed at the beginning of the year, the executive's contribution toward the Company's profitability and meeting corporate goals, the degree to which the executive achieved his or her personal performance goals for the year and information concerning bonuses paid by competitors as indicated in the informal Committee surveys. Bonuses, which had been significantly reduced in fiscal 1995 in light of results being below management's expectations, were increased in fiscal 1996 to reflect the Company's record results of operations, with individual bonuses being determined through the use of the factors described above. In order to address the future tax deductibility for the Company of all compensation payable to those executive officers listed from time to time in the Cash Compensation Table, the Board has adopted, subject to shareholder approval at the Meeting, the Company's Performance Incentive Plan (see "-- Certain Tax Legislation", below, and "Proposal 4. Proposal to Approve the Company's Performance Incentive Plan").

     Long-Term Incentive Compensation. The Company has utilized stock options as the primary method of providing long-term incentive compensation. The Company believes stock options foster the interest of key employees in seeking long-term growth for the Company, as well as linking the interests of its executives with the overall interests of stockholders. The Company's Chief Executive Officer makes recommendations to the Stock Option Committee from time to time with respect to the grant of stock options to employees in light of the level of their responsibility, compensation level and prior contribution to the Company's performance, as well as the future goals and the performance expected of them. However, the determination of the grant of options rests with the Stock Option Committee. Although the Stock Option Committee does review the value of options granted by other restaurant companies obtained from the informal surveys it reviews, it does not target its grants of options to those granted by others. Like the Compensation Committee, the Stock Option Committee reviews the Company's and its executive officers' performance, as well as the other factors it utilizes in determining option grants. Reference is made to " -- Option/SAR Grants in Last Fiscal Year", above, and "Proposal 2. Proposal to Approve Amendments to the Company's 1991 Stock Incentive Plan -- Options Received and to be Received" for information concerning options granted during 1996 and thus far during 1997.

     Chief Executive Officer Compensation. The compensation of Mario Sbarro, the Company's Chief Executive Officer, is comprised of the same three components as that of the Company's other executive officers. While it has remained the belief of the Compensation Committee that Mr. Sbarro's compensation should be in the top quartile of the compensation levels of chief executive officers in the Company's peer group, with the concurrence of Mr. Sbarro, the Compensation Committee had not increased his base salary since early 1992. Based upon the foregoing and its review of Mr. Sbarro's performance, his re-assuming the duties as President in addition to his existing duties as Chairman of the Board and Chief Executive Officer, and his leadership in enabling the Company to reach record results, the Committee increased Mr. Sbarro's annual base salary to $500,000 effective July 1, 1996, after year-end awarded Mr. Sbarro a bonus of $500,000 with respect to 1996 and, since August 1996, has granted Mr. Sbarro options under the Company's 1991 Stock Incentive Plan to purchase an aggregate of 200,000 shares of the Company's Common Stock. If the proposed amendments to the 1991 Stock Incentive Plan are approved by shareholders at the Meeting, the Stock Option Committee intends to grant Mr. Sbarro an option to purchase an additional 150,000 shares under that plan.

     Certain Tax Legislation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain "qualified performance-based compensation" is excluded from the deduction limitation. The Board of Directors, with the concurrence of both the Compensation and Stock Option Committees, has adopted (subject to shareholder approval at the Meeting) the Company's Performance Incentive Plan which is designed to enable compensation paid thereunder to be considered "qualified performance-based compensation" and fully tax deductible for Federal income tax purposes.

     In addition, the Board has proposed amendments (subject to shareholder approval at the Meeting) to the Company's 1991 Incentive Stock Plan to increase the number of shares which can be subject to options (as only a few shares presently are available for grant thereunder) and to increase the limit on the number of shares that may be granted to any optionee in any fiscal year of the Company (which limit is required to assure the deductibility of all compensation that may arise under that plan).

     The Compensation and Stock Option Committees believe both plans align the interests of executive officers with those of shareholders and recommends that shareholders approve the Performance Incentive Plan and the proposed amendments to the Company's 1991 Incentive Stock Plan.

                            Respectfully submitted,

Compensation Committee          Stock Option Committee
Bernard Zimmerman, Chairman     Harold L. Kestenbaum, Chairman
Richard A. Mandell              Paul A. Vatter
Terry Vince                     Terry Vince

PERFORMANCE GRAPH

     The following graph compares the cumulative return on investment to holders of the Company's Common Stock for the five years ended December 31, 1996 with the Standard & Poor's ("S&P") Restaurant Index and S&P 500 Index for the same period. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. In February 1993, the Company initiated a policy of paying quarterly dividends. Dividends of $.13, $.16, $.19 and $.23 per share were declared in each of the four quarters of fiscal 1993, 1994, 1995 and 1996, respectively. In February 1997, the Company further increased its quarterly dividend to $.27 per share.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                     AMONG SBARRO, INC., THE S&P 500 INDEX
                         AND THE S&P RESTAURANTS INDEX


                       12/91    12/92    12/93    12/94    12/95    12/96
Sbarro, Inc.           $100      $88     $113     $102      $87     $108
S&P 500 Index          $100     $108     $118     $120     $165     $203
S&P Restaurant Index   $100     $128     $150     $149     $224     $221

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is the sublessee of its headquarters office building (the "Headquarters"), which is leased from the Suffolk County Industrial Development Agency (the "Agency") by Sbarro Enterprises, L.P., a Delaware limited partnership, and, in turn, subleased to the Company. The annual rent payable pursuant to the sublease was $298,000 from April 1992 until April 1996 when it increased in accordance with the terms of the lease to $337,000 for the remaining five years of the lease term. In addition, the Company is obligated to pay real estate taxes, utilities, insurance and certain other expenses for the facility. Management believes that such rents are comparable to the rents that would be charged by an unaffiliated third party. Payment of principal and interest and any premium on the bonds issued by the Agency to fund construction of the headquarters is severally guaranteed by Mario, Joseph and Anthony Sbarro. The limited partners of Sbarro Enterprises, L.P. are Mario, Joseph, Anthony and Carmela Sbarro.

     In addition to Mario, Anthony and Joseph Sbarro and Anthony Missano, son-in-law of Joseph Sbarro, the mother of Mario, Anthony and Joseph Sbarro, who was a co-founder of the Company and serves as Vice President and Director Emeritus of the Company; a son of Mario Sbarro; a daughter of Mario Sbarro; and a son of Joseph Sbarro are employed by the Company in various capacities, for which they received $100,000, $174,000, $95,000 and $219,000, respectively, for services rendered during fiscal 1996. In addition, ten other members of the immediate family of Mario, Anthony and Joseph Sbarro received an aggregate of $466,000 for services rendered as employees during fiscal 1996.

     The Company and its subsidiaries have purchased printing services from a corporation owned by a son-in-law of Mario Sbarro in the amount of approximately $160,000 during fiscal 1996. The Company believes that these services were provided on terms comparable to those that would have been available from unrelated third parties.

     During fiscal 1996, companies owned by a son of Anthony Sbarro and a company owned by the daughter of Joseph Sbarro paid royalties to the Company aggregating approximately $94,000 and $30,000, respectively, under franchise agreements containing terms similar to those in agreements entered into by the Company with unrelated franchisees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership, and reports of changes of ownership, of the Company's equity securities with the Securities and Exchange Commission and furnish copies of those reports to the Company. Based solely on a review of the copies of the reports furnished to the Company to date and written representations that no reports were required, the Company believes that all reports required to be filed by such persons with respect to the Company's fiscal year ended December 29, 1996 were timely filed, except that Gennaro A. Sbarro did not timely file one report concerning two transactions.

                                   PROPOSAL 2

                         PROPOSAL TO APPROVE AMENDMENTS
                   TO THE COMPANY'S 1991 STOCK INCENTIVE PLAN

     At the Company's 1991 annual meeting, shareholders approved the Company's 1991 Stock Incentive Plan (the "1991 Plan") to promote the interests of the Company in attracting and retaining employees, consultants and advisors by enabling them to acquire or increase a proprietary interest in the Company, to benefit from appreciation in the value of the Company's Common Stock and, thus, participate in the long-term growth of the Company. The 1991 Plan authorizes the Stock Option Committee of the Board of Directors to grant options and stock appreciation rights ("SARs"), within the limits and subject to the terms and conditions of the 1991 Plan to employees of, and consultants to, the Company and its subsidiaries.

     The Board of Directors has unanimously adopted, subject to shareholder approval which will be requested at the Meeting, and recommended for submission to shareholders, amendments to the 1991 Plan (the "Amendments") to:

     (i) Increase the number of shares reserved for issuance under the 1991 Plan by an aggregate of 2,000,000 shares, subject to the 1991 Plan's antidilution provisions. Through March 31, 1997, options to purchase 61,886 shares of Common Stock had been exercised under the 1991 Plan and options to purchase 1,432,669 shares were subject to outstanding options held by 75 employees and consultants, leaving 5,445 shares (together with shares subject to any such outstanding options which may expire, terminate or be canceled unexercised) available for future grant under the 1991 Plan. The Board of Directors believes that the 1991 Plan has been instrumental in attracting and retaining employees, officers and consultants of outstanding ability and that this objective will be furthered by providing additional shares for future grants. The Board of Directors has also noted a trend toward the granting of options to key employees to serve as a significant component of their compensation package and wishes to afford the Stock Option Committee of the Board with increased flexibility in using options and/or SARs as part of compensation arrangements.

     (ii) Change the limit on the number of shares that may be subject to options or SARs granted to any one optionee in any fiscal year from 100,000 to 250,000 shares, subject to the 1991 Plan's antidilution provisions. The existing limit was established by the Board of Directors, and approved by shareholders, in 1994 in order to enable options granted under the 1991 Plan to be considered "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), ensuring the deductibility of any compensation expense that may arise from their exercise (see "Executive Compensation -- Report of the Compensation and Stock Option Committees", above, and "-- Federal Income Tax Treatment", below). The proposed increase is designed to enable the Board and the Stock Option Committee to utilize a higher number of options annually in creating compensation arrangements.

     The following is a discussion of the 1991 Plan:

TYPES OF GRANTS AND AWARDS

     The 1991 Plan permits the grant of options and SARs. Options may either be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or "non-qualified stock options" ("NQSOs"), which do not meet the requirements of Section 422 of the Code. SARs may be granted either on a free-standing basis or in tandem with ISOs or NQSOs, and may be granted before, simultaneously with or subsequent to the grant of an option. Any option granted in tandem with an SAR would no longer be exercisable to the extent the SAR is exercised and the exercise of the related option would cancel the SAR to the extent of such exercise.

ELIGIBILITY

     All employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are also serving in such capacities, are eligible to be granted options and awarded SARs under the 1991 Plan. ISOs may only be granted to employees (including officers and directors who are also employees).

ADMINISTRATION

     On August 20, 1996, the Board of Directors amended the 1991 Plan in order to comply with newly-revised Rule 16b-3 adopted by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") to provide that the 1991 Plan is to be administered by the Board of Directors or a committee of directors to be composed of not less than two members, all of whom must be "non-employee directors" within the meaning of regulations promulgated by the Securities and Exchange Commission. In addition, in order to comply with Section 162(m) of the Code, the Plan must be administered by a committee consisting solely of two or more "outside directors" (within the meaning of such section). The 1991 Plan is currently administered by the Stock Option Committee of the Board which consists exclusively of "non-employee directors" under Rule 16b-3 under the Exchange Act and "outside directors" under Section 162(m) of the Code. The Company intends to continue to comply with this requirement. Those administering the 1991 Plan are herein collectively referred to as the "Committee".

     Within the limits of the 1991 Plan, the Committee is authorized to determine, among other things, to whom and the time or times at which options and SARs are to be granted, the types of options and SARs to be granted, the number of shares which will be subject to any option or SAR, the term of each option and SAR, the exercise price of each option and base price of each SAR, and the time or times and conditions under which options and SARs may be exercised (including whether all or a portion of an option or SAR exercisable in installments which are not exercised in any one period may be exercised in a subsequent period during the term of the option or SAR) and such other terms not inconsistent with the 1991 Plan as the Committee may deem appropriate. The Committee may (with the consent of the holder of the option or SAR) cancel or modify an option or SAR, or grant an option and/or SAR in substitution for any canceled option or SAR, provided that any substituted option or SAR and any option or SAR modified would be permitted to be granted on such date under the terms of the 1991 Plan and the Code, except that the Committee may give credit toward any required vesting period for the period during which the employee held the canceled option or SAR.

EXERCISE PRICE

     The exercise price of an option or base price of an SAR granted under the 1991 Plan is determined by the Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% of such fair market value in the case of an ISO granted to an optionee who owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company). The exercise price is payable at the time of exercise of the option in cash, previously acquired shares of Common Stock (valued at their fair market value on the date of exercise of the option) or a combination thereof, in the discretion of the Committee. The Committee may, in its discretion, permit payment of the exercise price of options by delivery of a properly executed exercise notice, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay such exercise. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

     Upon exercise of an SAR, the holder is entitled to receive an amount, in cash, Common Stock or a combination of the two, as determined by the Committee, equal to the excess of the fair market value of the shares with respect to which the SAR is exercised (calculated as of the exercise date) over the base price.

TERMS AND CONDITIONS

     The term of each option and SAR is for such period as the Committee may determine. However, the term of an ISO may not exceed ten years (five years with respect to ISOs granted to optionees who own or are deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company). The aggregate fair market value (determined as of the date of grant) of Common Stock in respect of which ISOs granted to any employee may be first exercisable in any calendar year under all incentive stock option plans of the Company may not exceed $100,000. To the extent such limit is exceeded, the excess will be treated as a separate NQSO. In addition, under the proposed Amendments, the maximum number of options or SARs which could be granted to any employee in any fiscal year would be limited to 250,000 shares (increased from the present limit of 100,000 shares).

     Options and SARs are not transferable or assignable other than by will or the laws of descent and distribution and may be exercised during the holder's lifetime only by the holder.

     If the holder of an option or SAR ceases to be an employee of, or consultant or advisor to, the Company for any reason other than disability or death, the option or SAR shall terminate immediately. If such relationship is terminated by reason of disability, the remaining portion of the option or SAR (to the extent exercisable on the date of termination) may be exercised at any time within one year after such termination (but not after the date the option or SAR would otherwise expire). In the event such relationship is terminated by reason of the holder's death or if the holder dies within one year after such relationship is terminated by reason of disability, the remaining portion of the option or SAR (to the extent exercisable on the date of termination) may be exercised by the holder's legal representatives or beneficiaries at any time within one year after the earlier of the date of the holder's death or the date of termination by reason of disability (but not after the date the option or SAR would otherwise expire).

ADJUSTMENT IN THE EVENT OF CAPITAL CHANGES

     The Board of Directors shall make appropriate adjustments in the number of shares of Common Stock available under the 1991 Plan, in the number of shares subject to, and the exercise price or base price of, outstanding options or SARs and in the maximum number of shares of Common Stock which may be subject to options or SARs granted to any one person in any fiscal year in the event of any change in the Common Stock by reason of any stock dividend, stock split, stock combination, recapitalization, merger, consolidation, reorganization or the like.

PLAN TERM AND AMENDMENTS

     No options or SARs may be granted under the 1991 Plan after February 12, 2001. The Board or Committee may terminate the 1991 Plan at any time with respect to any shares of Common Stock not at the time subject to options or SARs and may alter or amend the 1991 Plan, provided that, without the approval of shareholders, no amendment may be made which would (i) change the class of those eligible to receive options or SARs, (ii) increase the total number of shares available for option or SARs (except for anti-dilution adjustments described above) or (iii) materially increase the benefits accruing to participants under the 1991 Plan.

FEDERAL INCOME TAX TREATMENT

     The following is a general summary of the Federal income tax consequences under current tax law of ISOs, NQSOs and SARs. It does not purport to cover special rules relating to, among other things, the exercise of an option with previously acquired shares nor state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

     A holder will not recognize taxable income for Federal income tax purposes upon the grant of an ISO, NQSO or SAR.

     In the case of an ISO, no taxable income is recognized upon exercise of the option. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period (a "disqualifying disposition"), a portion of his or her gain equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (but not more than the gain realized on the disposition) will be treated as ordinary income and the Company will generally be entitled to a deduction for such amount. Any additional gain or loss will be treated as a long-term or short-term capital gain or loss. Long-term capital gain is generally taxed at a more favorable rate than ordinary income or short-term capital gain.

     Upon the exercise of a NQSO or SAR, the holder recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares subject thereto on the date of exercise over the exercise price or base price of the NQSO or SAR; the holder's basis in the shares acquired is equal to the amount, if any, paid upon exercise, increased by the amount of ordinary income required to be recognized; and the Company is generally entitled to a deduction for the amount of ordinary income recognized by the holder. If the optionee later sells the shares acquired pursuant to the NQSO or SAR, he or she will recognize long-term or short-term capital gain or loss.

     In addition to the Federal income tax consequences described above, an optionee who exercises an ISO may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares on the date of exercise over the exercise price therefor is an increase to his or her alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such amount for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the ISO adjustment) is allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

OPTIONS RECEIVED AND TO BE RECEIVED

     Set forth under the caption "Executive Compensation -- Option/SAR Grants in Last Fiscal Year" is information concerning options granted during fiscal 1996 to the persons named in the Summary Compensation Table. The following table sets forth the number of shares underlying options that were granted under the 1991 Plan during the Company's fiscal year ended December 29, 1996 to (i) all current executive officers as a group, and (ii) all other employees, including current officers who are not executive officers:

                                                                            NUMBER OF
                                                                              SHARES
                                                                            UNDERLYING
                                                                             OPTIONS
                              CATEGORY OF OPTIONEE                           GRANTED
        ----------------------------------------------------------------    ----------
        Executive officers as a group
          (three persons, including the persons named in the Summary
             Compensation Table)........................................     250,000
        Other employees as a group (three persons)......................     110,000

     All options were granted at 100% of the fair market value of the underlying shares on the date of grant. Accordingly, the foregoing table does not include any value that may arise from a future increase in the market value of the Company's Common Stock. The closing price of the Company's Common Stock on the New York Stock Exchange on April 22, 1997 was $27.50 per share.

     Subsequent to year end, the Stock Option Committee of the Board of Directors granted options under the 1991 Plan to purchase 100,000 shares of the Company's Common Stock to each of Mario Sbarro, Anthony Sbarro and Joseph Sbarro and 303,000 shares to other executive officers and employees. See "Executive Compensation."

     The grant of options is within the discretion of the Committee. If Amendments are approved, the Company's Stock Option Committee intends to grant an option to Mario Sbarro to purchase an additional 150,000 shares of the Company's Common Stock. Except therefor, the Company is unable to determine future options, if any, that may be granted to the named persons or groups in the following table.

     The Company's Board of Directors unanimously recommends a vote FOR adoption of the Amendments.

                                   PROPOSAL 3

                        PROPOSAL TO AMEND THE COMPANY'S
                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     At the Company's 1993 annual meeting, shareholders approved the Company's 1993 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") to foster the Company's ability to attract and retain the services of experienced and knowledgeable directors who are not employees of the Company ("Outside Directors") and to provide additional incentive for Outside Directors to continue to work for the best interests of the Company and its shareholders through the continuing ownership of Common Stock.

     The Board of Directors has unanimously adopted, subject to shareholder approval which will be requested at the Meeting, an amendment to the Non-Employee Director Plan to provide that the term of all previously granted options and all options to be granted in the future under the Non-Employee Director Plan be for a term of ten years in lieu of five years.

DESCRIPTION OF THE NON-EMPLOYEE DIRECTOR PLAN

     The Non-Employee Director Plan authorizes the grant of options to purchase up to 300,000 shares of the Company's Common Stock, subject to potential adjustment in the event of a stock dividend, stock split, stock combination, recapitalization, merger in which the Company is the surviving corporation, reorganization or the like. Upon the expiration, cancellation or termination of unexercised options, the shares subject thereto will again be available for grant under the Non-Employee Director Plan. The Non-Employee Director Plan is administered by the Board of Directors subject to the provisions of the Non-Employee Director Plan. Participation in the Non-Employee Director Plan is limited to Outside Directors.

     The Non-Employee Director Plan provides for the granting of an option to purchase 3,750 shares of Common Stock of the Company to each Outside Directors on the date such person becomes a director and an option to purchase an additional 3,750 shares to each director then in office immediately following each annual meeting of shareholders at which directors are elected. To the date hereof, options to purchase 11,250 shares granted under the Non-Employee Director Plan have been exercised and options to purchase 75,000 shares are outstanding.

     The option exercise price of each share granted under the Non-Employee Director Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. The closing price of the Company's Common Stock on the New York Stock Exchange on April 22, 1997 was $27.50 per share. Upon exercise of the option, the exercise price is to be paid in full in cash.

     At present, each option has a term of five years. If the proposed amendment to the Non-Employee Director Plan is approved by shareholders, all currently outstanding and future options will have a term of ten years. An option becomes exercisable as to the full number of shares subject to the option for the remaining term of the option commencing one year after grant.

     In the event that an optionee ceases to serve on the Board of Directors for any reason (including as a result of not being re-elected to the Board) other than by reason of disability or death, options held by the optionee may be exercised, to the extent that the optionee was entitled to do so at the time of cessation of service, at any time within three months after such cessation of service but in no event after the date on which the option would otherwise expire. However, if the Outside Director's service on the Board is terminated for cause, the Outside Director's options shall terminate immediately. If an optionee ceases to serve on the Board by reason of disability, options held by such optionee may be exercised in whole or in part as to the remaining unexercised portion of the options (notwithstanding that the option had not become exercisable at the date of cessation of service on the Board) at any time within nine months after cessation of service on the Board but in no event after the date on which the option would otherwise expire. If an optionee dies (a) while serving on the Board, (b) within three months after cessation of service on the Board (other than for cause) or (c) within nine months after cessation of service on the Board by reason of disability, options held by such optionee may be exercised in whole or in part by the legal representatives or beneficiaries of the optionee within one year after the date of such optionee's death as to the remaining unexercised portion of the options (notwithstanding that the option had not yet become exercisable at the date of death), but in no event after the date on which the option would otherwise expire.

     An option may not be transferred by an Outside Director other than by will or by the laws of descent and distribution, and an option may be exercised during the optionee's lifetime only by the optionee.

     No options may be granted under the Non-Employee Director Plan after February 15, 2003. Options outstanding on that date, however, shall in all respects continue subject to the Non-Employee Director Plan. The Board may terminate the Non-Employee Director Plan at any time with respect to any shares not at the time subject to option and may alter or amend the Non-Employee Director Plan; provided, however, that, if required by applicable law, without the approval of shareholders, no alteration or amendment may be made which would
(1) change the class of eligible participants who may receive options, (2) increase the total number of shares available for option (except for anti-dilution adjustments described above), (3) decrease the option price at which options may be granted (except for anti-dilution adjustments), or (4) materially increase the benefits accruing to participants under the Non-Employee Director Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The optionee will not recognize any income for Federal income tax purposes, and the Company will not be entitled to any deduction, upon the grant of an option. Generally, an option holder recognizes ordinary taxable income at the time an option is exercised in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. The Company generally will be entitled to a compensation deduction for Federal income tax purposes at the same time as, and in the same amount that, the option holder recognizes such income.

     When an optionee subsequently disposes of the shares of Common Stock received upon exercise of an option, he or she will recognize long-term or short-term capital gain or loss (depending upon the holding period) in an amount equal to the difference between the sale price and the fair market value of the shares on the date of exercise of the option.

     The Company's Board of Directors unanimously recommends a vote FOR adoption of the proposed amendment.

                                   PROPOSAL 4

                       PROPOSAL TO APPROVE THE COMPANY'S
                           PERFORMANCE INCENTIVE PLAN

GENERAL

     The Board of Directors has adopted the Sbarro, Inc. Performance Incentive Plan (the "Performance Plan"), subject to approval by the shareholders at the Meeting. The Performance Plan is designed to secure and retain key employees of outstanding ability for the Company and its subsidiaries, motivate such employees to exert their best efforts on behalf of the Company and permit the Company to continue to obtain the full tax deductibility of any incentive compensation that may be paid under the Performance Plan to the Company's Chief Executive Officer and its four other most highly compensated officers ("Covered Employees") as "qualified performance-based compensation" under Section 162(m) of the Code and the regulations thereunder (collectively, "Section 162(m)"). If the Performance Plan is not approved by shareholders, no payments will be made by the Company under the Performance Plan. The following summary of the Performance Plan is qualified in its entirety by reference to the text of the full Performance Plan, which is attached to this Proxy Statement as Exhibit A.

PURPOSE OF THE PERFORMANCE PLAN

     The Performance Plan is designed to provide incentives for performance to key employees of the Company and its subsidiaries who meet pre-established goals, while permitting the Company to obtain tax deductions for payments made thereunder. By making a specified portion of key employees' annual cash compensation dependent upon certain pre-established performance targets, the Performance Plan is intended to motivate participants to exert their best efforts on behalf of the Company and its subsidiaries while aligning their interests with those of the Company's shareholders. Through 1996, annual incentive compensation had been based on either objective or subjective criteria, which criteria were adjusted periodically throughout the year. Based on those criteria, employee performance was then reviewed by the Compensation Committee following the end of the year to determine the amount of annual incentive compensation to be paid (see "Executive Compensation -- Report of the Compensation and Stock Option Committees").

ADMINISTRATION

     The Performance Plan is to be administered by a committee of the Board which is to consist of at least two members of the Board, each of whom is to be an "outside director" within the meaning of Section 162(m) (the "Committee"). Within the limits of the Performance Plan, the Committee has authority to determine, from time to time, the eligible individuals to participate in the Plan (the "Participants"), the objectives and criteria ("Targets") for determining the amounts which a Participant may earn under the Performance Plan ("Bonus Awards"), the period or periods during which Targets are measured ("Measurement Periods"), whether and the extent to which such Targets have been met and such other terms, provisions and conditions as are not inconsistent with the Performance Plan. The Committee is also authorized, among other things, to interpret the Performance Plan, correct any defects and reconcile inconsistencies in the Performance Plan and make all other determinations necessary or advisable for the administration of the Performance Plan. The Company may fix compensation and award bonuses outside the Performance Plan even though such compensation and bonuses would not be deemed to be "qualified performance-based compensation" under Section 162(m).

TARGETS

     The Committee is to establish the Targets and Bonus Awards payable upon a Participant's attaining the applicable Targets within 90 days after the beginning of the applicable Measurement Period (but in no event after 25% of the Measurement Period has elapsed). While the Committee generally has authority to reduce any amount payable to a Participant (except as to any Participant whose employment is terminated as a result of disability or death and, in most instances, in the event of a Change in Control of the Company), such payments may not be increased, except as to any Participant who the Committee determines not to be a Covered Employee. However, the Committee may set a Target which is based in whole or in part on the level of a Participant's salary or base pay at any time during the Measurement Period which may cause a Bonus Award to increase if the Participant's salary or base pay increases. Targets are to be based on one or more of the following (which are to be specified by the Committee at the time of its determination of Targets): (i) a specified level of, or growth in, pre- or post-tax income, earnings per share, operating income, operational cash flow, return on equity, return on assets, market price for the Company's Common Stock and/or total return to shareholders, (ii) a specified growth in revenues and/or number of Company-owned and/or franchised locations, and (iii) a specified reduction in one or more costs. Targets may be on a corporate-wide basis and/or with respect to (or excluding) one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. Targets may be based upon the amount of the growth of the criteria item, maintaining the status quo thereof or limiting economic loss, except that, with respect to revenues and number of locations, such criteria must be based on the growth thereof. At the time of grant, the Committee is to also define the criteria and the method of calculation thereof, which may be based on generally accepted accounting principles with or without specified adjustments. Specified adjustments may (but need not) include adjustments for (i) corporate transactions, such as acquisitions, divestitures and reorganizations, and (ii) the effects of changes in accounting principles, extraordinary accounting charges or items, restructuring charges, charges for restaurant closings and nonrecurring or unusual events, and changes in commodity prices (such as for cheese, tomatoes, other food stuffs and paper products), Federal, state or local minimum wages, Federal, state or local tax rates, and other items which may be outside the control of the Participant but which may affect results that otherwise would have been attained under the applicable Targets.

CERTIFICATION AND PAYMENT OF BONUS AWARDS

     As soon as practicable following receipt of final financial and such other data as may be needed, the Committee generally is to determine and certify to the Company, with respect to each Participant, whether, and the extent to which, the Company has achieved the Targets for the applicable Measurement Period. No Participant shall be entitled to receive a Bonus Award in excess of $3 million for any taxable year of the Company. All Bonus Awards are to be paid in cash, subject to applicable withholding. The Company is not required to establish any separate fund or otherwise segregate assets to fund the payment of Bonus Awards.

TERMINATION OF EMPLOYMENT AND CHANGES IN CONTROL

     If a Participant ceases to be an employee of the Company for any reason, other than disability, death or a "Change in Control" of the Company (as defined in the Performance Plan), prior to the end of the applicable Measurement Period, the Participant shall be entitled to a pro rata (based on the portion of the Measurement Period during which such Participant was an employee) payment of the amount of the Bonus Award such Participant would have earned had such Participant remained an employee of the Company for the entire Measurement Period (subject to the Committee's right to reduce such Bonus Award). No Bonus Award shall be paid to any Participant whose employment is terminated for cause. If a Participant's employment with the Company is terminated by reason of disability or death, the Participant or the Participant's estate or legal representatives shall be entitled to receive such pro rata payment of the amount of the Bonus Award such Participant would have earned had such Participant remained an employee of the Company for the entire Measurement Period. Upon the occurrence of a "Change in Control" of the Company during a Measurement Period, the Participant is to be paid, within 30 days after such "Change in Control" and regardless of whether his or her employment is terminated, one of the following:
(1) the full Bonus Award the Participant would have earned for the Measurement Period had all applicable Targets been satisfied and the Participant remained an employee of the Company throughout the entire Measurement Period, (2) the Bonus Award to which the Participant would be entitled had the Company's results been equal to the amount obtained by annualizing the Company's actual results through the date of such Change in Control and the Participant remained as employee of the Company throughout the entire Measurement Period, or (3) a pro rata Bonus Award based on the full Bonus Award the Participant would have earned for the entire Measurement Period had all applicable Targets been satisfied and the Participant remained an employee of the Company throughout the entire Measurement Period.

ASSIGNABILITY

     No Participant has the right to assign or transfer a right to receive any Bonus Award, except by will or the laws of descent or distribution, and any such Bonus Award is to be payable during a Participant's life only to the Participant.

AMENDMENTS AND TERMINATION

     Subject to the rights of disabled or deceased Participants and in the event of a "Change in Control" during a Measurement Period, the Committee may amend or terminate the Performance Plan at any time, to be effective at such date as the Committee designates, subject to obtaining shareholder approval with respect to any modification of the Performance Plan to the extent required under Section 162(m).

FEDERAL INCOME TAX TREATMENT

     Based on the Company's interpretation of Section 162(m), the Company believes all payments made pursuant to the Performance Plan will be deductible by the Company. Bonus Awards will be taxable as ordinary income to the Participant in the year received.

BENEFITS TO NAMED EXECUTIVE OFFICER AND OTHERS

     Bonus Awards in 1997 and future years (including to the persons named in the Summary Compensation Table, all other current executive officers and all other Performance Plan Participants) will be determined based upon the Company's achievement of one or more of the Targets. Because the Performance Plan, in accordance with Section 162(m), prohibits Targets from being established more than 25% into a Measurement Period, the Committee intends to establish most Targets for 1997 based upon results of operations for the Company's last three fiscal quarters of 1997. Since such Targets have not as yet been established and performance has not yet occurred, it is not presently possible to determine the amounts, if any, that will be received by such persons or groups pursuant to the Performance Plan. See "Executive Compensation -- Summary Compensation Table" for information concerning bonuses awarded in 1996 to the persons named in that table and "Executive Compensation -- Report of the Compensation and Stock Option Committees" for information concerning the manner in which bonuses have heretofore been determined.

     The Company's Board of Directors unanimously recommends a vote FOR this proposal.

                                   PROPOSAL 5

                             PROPOSAL TO RATIFY THE
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP has audited the financial statements of the Company for the past seven years and the Board of Directors has, subject to ratification by shareholders, appointed that firm to act as its independent public accountants for the Company's fiscal year ending December 28, 1997. Accordingly, management will present to the Meeting a resolution proposing the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 28, 1997.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions addressed by shareholders.

     The Company's Board of Directors unanimously recommends a vote FOR this proposal.

                              VOTING REQUIREMENTS

     Directors are elected by a plurality of the votes cast at the Meeting (Proposal 1). The affirmative vote of a majority of the votes cast at the Meeting will be required to approve the amendments to the 1991 Plan (Proposal 2) and Non-Employee Director Stock Option Plan (Proposal 3), approve the Company's Performance Incentive Plan (Proposal 4) and ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's fiscal year ending December 28, 1997 (Proposal 5). Abstentions and broker nonvotes with respect to any matter are not considered as votes cast with respect to that matter. The Board of Directors has unanimously recommended a vote in favor of each nominee named in the Proxy and FOR Proposals 2, 3, 4 and 5.

                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company not later than December 31, 1997 for inclusion in the Company's proxy statement and form of proxy for that meeting.

OTHER MATTERS

     Management does not intend to bring before the Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Meeting, the persons named in the Proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.

PROXIES

     All shareholders are urged to fill in their choices with respect to the matters to be voted upon, sign and promptly return the enclosed form of Proxy.

                                           By Order of the Board of Directors,

                                                      JOSEPH SBARRO,
                                                        Secretary

April 29, 1997

                                                                       EXHIBIT A

                                  SBARRO, INC.

                           PERFORMANCE INCENTIVE PLAN

1. PURPOSE OF THE PLAN

     The purpose of the Sbarro, Inc. (the "Company") Performance Incentive Plan (the "Plan") is to secure and retain key employees of outstanding ability for the Company and its Subsidiaries (as defined in Section 3), to motivate such employees to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives for performance upon meeting pre-established goals and to permit the Company to continue to obtain tax deductions for "qualified performance-based compensation" paid to such employees.

2. ADMINISTRATION

     The Plan shall be administered by such committee (the "Committee") of directors as the Board of Directors (the "Board") may establish or designate from time to time, consisting of at least two members of the Board (or such greater number as may from time to time be required under the laws of the jurisdiction in which the Company is incorporated), each of whom shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the "Code"). The Committee shall have the authority, consistent with the Plan, to determine, from time to time, the individuals eligible to participate in the Plan ("Participants"); the time periods of participation; the objectives and criteria ("Targets") for determining the amounts which a Participant may earn under the Plan ("Bonus Awards"); the period or periods during which such Targets are measured (the "Measurement Period"); whether and the extent to which such Targets have been met; and such other terms, provisions and conditions as are not inconsistent with the Plan as the Committee may deem appropriate. In selecting Participants and setting Targets, the Committee may take into account the nature of the services rendered by the Participant, the Participant's present and potential contributions to the Company's success, and such other factors as the Committee in its discretion may deem relevant. Subject to the express provisions of the Plan, the Committee may interpret the Plan; correct any defect, supply any omission or reconcile any inconsistency in the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; and make all other determinations necessary or advisable for the administration of the Plan. All determinations of the Committee shall be made in a manner consistent with Section 162(m) of the Code.

     Notwithstanding anything to the contrary, the Committee shall have the authority to reduce the amount payable to a Participant pursuant to a Bonus Award even if applicable Targets have been met; provided, however, that (i) no Bonus Award payable under Section 5(b) to a Participant whose employment is terminated by reason of disability or death shall be reduced and (ii) no Bonus Award payable under Section 5(c) shall be reduced following a "Change in Control" of the Company, as defined in Section 5(c), except where the Committee consists solely of "Incumbent Directors", as defined in Section 5(c). The Committee shall not have any authority to increase any Bonus Award for any "Covered Employee", as defined in the Code; provided, however, that nothing herein shall be construed as preventing the Committee from setting a Target which is based in whole or in part on the level of such Participant's salary or base pay at any time during the Measurement Period which may cause a Bonus Award to increase if the Participant's salary or base pay increases. In addition, nothing herein shall be construed to limit the Committee's ability to increase a Bonus Award under the Plan as to any Participant who it determines not to be a Covered Employee nor to prevent the Company from fixing compensation or awarding bonuses outside the Plan even though such compensation and bonuses would not be deemed to be "qualified performance-based compensation" under Section 162(m) of the Code. All determinations by the Committee shall be conclusive and binding on the Company and all Participants.

3. ELIGIBILITY

     Key employees of the Company and its Subsidiaries are eligible to participate under the Plan. Participation under the Plan shall not confer on any individual any right to continue as an employee of the Company or any Subsidiary nor limit or restrict in any way any right of the Company or any Subsidiary to terminate the employment of a Participant, including during a Measurement Period. For purposes of the Plan, a "Subsidiary" of the Company means a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

4. BONUS AWARDS

     (a) Each Participant shall be granted the right to receive a Bonus Award in accordance with and subject to the terms of the Plan and the terms of the particular grant. To determine a Participant's Bonus Award for any Measurement Period, the Committee shall establish (i) a single objective Target or series of objective Targets for the Measurement Period in accordance with Section 4(b) for such Participant, and (ii) the amount that will be payable to a Participant upon the achievement of the applicable Target(s) for the Measurement Period. The various Targets and the Bonus Award payable upon attaining the applicable Targets must be established in writing within 90 days after the beginning of the applicable Measurement Period (but, in no event, after 25% of the Measurement Period has elapsed), and such terms shall not thereafter be changed, except as to those Participants who the Committee determines will not be Covered Employees during the Company's taxable year in which the Bonus Award would otherwise be deductible by the Company for Federal income tax purposes. As soon as practicable following receipt of final financial and such other data as may be needed, the Committee shall determine, with respect to each Participant, whether and the extent to which the Company has achieved the Targets for the applicable Measurement Period and shall certify such determinations in writing to the Company.

     (b) The Committee shall select Targets for each Participant for each Measurement Period. The formula or standard and method for computing the amount of Bonus Award to be payable to the Participant if the Target is attained shall be set forth in writing at the time of the grant of the right to receive a Bonus Award. The Targets for each Participant shall be based upon one or more of the following criteria (which are to be specified by the Committee at the time of its determination of the Targets): (i) a specified level of, or growth in, pre- or post-tax income, earnings per share, operating income, operational cash flow (including, earnings before one or more of interest, taxes, rents, depreciation and amortization), return on equity, return on assets, market price for the Company's Common Stock and/or total return to shareholders (the sum of the market price for the Company's Common Stock plus dividends paid), (ii) a specified growth in revenues and/or number of Company-owned and/or franchised locations, and (iii) a specified reduction in one or more costs. Targets may be on a corporate-wide basis and/or with respect to (or excluding) one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. Targets may be based upon the amount of the growth of the criteria item, maintaining the status quo thereof or limiting economic loss, except that, with respect to revenues and number of locations, such criteria must be based on the growth thereof. At the time of grant, the Committee shall also define the criteria and the method of calculation thereof, which may be based on generally accepted accounting principles with or without specified adjustments. Specified adjustments may (but need not) include adjustments for (x) corporate transactions, such as acquisitions, divestitures and reorganizations, and (y) the effects of changes in accounting principles, extraordinary accounting charges or items, restructuring charges, charges for restaurant closings and nonrecurring or unusual events, and changes in commodity prices (such as for cheese, tomatoes, other food stuffs and paper products), Federal, state or local minimum wages, Federal, state or local tax rates, and other items which may be outside the control of the Participant but which may affect results that otherwise would have been attained under the applicable Targets. In selecting Target criteria, including any definition of such criteria and adjustments for calculating whether the Targets have been met, the Committee shall use its best efforts to cause the Bonus Awards to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

     (c) No Participant shall be entitled to a Bonus Award in excess of $3.0 million for any taxable year of the Company.

     (d) All Bonus Awards will be paid in cash as soon as practicable following the Committee's determination and written certification of the Bonus Awards (which written certification shall not be required for a Bonus Award attributable solely to an increase in the market price of the Company's Common Stock). The Company shall not be required to establish any separate fund or otherwise segregate assets to fund the payment of Bonus Awards. The Company shall withhold any amounts the Company may determine to be necessary to satisfy the Company's obligation to withhold Federal, state and local income taxes or other taxes or amounts owed by reason of the Bonus Award.

5. TERMINATION OF EMPLOYMENT

     (a) If a Participant's employment with the Company and its subsidiaries terminates for any reason, other than disability (as defined in Section 23(e)(3) of the Code), death or a "Change in Control" of the Company (as defined below), prior to the end of the applicable Measurement Period, the Company shall, following the Committee's making of all applicable determinations following the end of the Measurement Period, make a pro rata payment of the amount of the Bonus Award such Participant would have earned had such Participant remained an employee of the Company or a Subsidiary for the entire Measurement Period; provided, however, that no Bonus Award shall be deemed earned by (and no Bonus Award earned but not yet paid for a completed Measurement Period shall be paid
to) a Participant whose employment is terminated for cause. For purposes of the
Plan: (a) a transfer of an employee from the Company to a Subsidiary or vice versa, or from a Subsidiary to another Subsidiary, (b) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed 90 days, and (c) a leave of absence in excess of 90 days, duly authorized in writing by the Company (provided the employee's right to re-employment is guaranteed either by statute or by contract) shall not be deemed a termination of employment.

     (b) If a Participant's employment with the Company is terminated during a Measurement Period by reason of such Participant's disability or death, the Participant or the Participant's estate or legal representatives shall, following the Committee's making of all applicable determinations following the end of the Measurement Period, receive a pro rata payment of the Bonus Award the Participant would have earned had such Participant remained an employee of the Company or a Subsidiary for the entire Measurement Period.

     (c) Following the occurrence of a "Change in Control" of the Company during a Measurement Period, each Participant shall be paid, as soon as practicable, but in no event later than 30 days after such Change in Control and regardless of whether the Participant's employment is terminated, one of the following at the discretion of a Committee selected solely by the Incumbent Directors (either on a Participant-by-Participant basis or on an overall basis): (1) the full Bonus Award the Participant could have earned for the Measurement Period had all applicable Targets been satisfied and the Participant remained an employee of the Company or a Subsidiary throughout the entire Measurement Period, (2) the Bonus Award to which the Participant would be entitled had the Company's results been equal to the amount obtained by annualizing the Company's actual results through the date such Change in Control and the Participant remained an employee of the Company or a Subsidiary throughout the entire Measurement Period, or (3) a pro rata Bonus Award based on the full Bonus Award the Participant would have earned for the entire Measurement Period had all applicable Targets been satisfied and the Participant remained an employee of the Company or a Subsidiary throughout the entire Measurement Period. In the event the Committee fails or is unable to determine which of the foregoing methods shall apply, the method specified in clause (3) shall be used. Except as specifically permitted in Section 2, following the occurrence of a Change in Control, no action, including, without limitation, any amendment, suspension or termination of the Plan, shall be taken which would adversely affect the rights of any Participant or the operation of the Plan with respect to any Bonus Award to which the Participant may have become entitled hereunder on or prior to the date of such action or as a result of such Change in Control. For all purposes of this Plan, "Change in Control" means when (i) any "person" or "group," each as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act") (other than (w) the Company, (x) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (y) any corporation immediately following which transaction is owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company or (z) any lineal descendant or spouses or former spouses of, or trusts for the benefit of or entity controlled by, lineal descendants (including a group formed or majority owned by the foregoing) of Gennaro and Carmela Sbarro), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote at the election of directors; (ii) during any period of two consecutive years, individuals who at the beginning of such two year period constitute the Board, together with any new director (other than a director designated by a person (except one in clauses (w) -- (z) above) who has entered into an agreement with the Company to effect a transaction described in clause
(i), (iii) or (iv)) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least three-quarters of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, "Incumbent Directors"), cease for any reason to constitute at least a majority of the Board; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other company other than (A) a merger or consolidation whereby the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities or (C) a merger or consolidation with an entity at least 35% owned by any lineal descendant or spouses or former spouses of, or trusts for the benefit of or entity controlled by, lineal descendants (including a group formed or majority owned by the foregoing) of Gennaro and Carmela Sbarro; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (d) Except where another method is expressly provided for in this Agreement, any pro ration of Bonus Awards shall be based upon the number of completed calendar days in the Measurement Period during which the Participant was an employee of the Company or a Subsidiary (or, in the case of a Change in Control, prior to the date such event occurs) relative to the total number of calendar days in the full Measurement Period.

6. NON-ASSIGNABILITY

     No right to receive any Bonus Award shall be assignable or transferable by any Participant except by will or the laws of descent and distribution and any attempt to assign or transfer same shall be null and void and result in the forfeiture of such Bonus Award otherwise payable. Each Bonus Award shall be payable during a Participant's lifetime only to the Participant.

7. GOVERNING LAW

     The validity, interpretation, construction and performance of the Plan shall be governed under the laws of the State of New York.

8. AMENDMENTS AND TERMINATION

     Except to the extent it would adversely affect the rights of Participants under Sections 5(b) or 5(c), the Committee may amend or terminate the Plan at any time, to be effective at such date as the Committee designates, subject to obtaining shareholder approval with respect to any modification to the extent required under Section 162(m) of the Code.

9. SHAREHOLDER APPROVAL

     Adoption of the Plan shall be subject to approval by the Company's shareholders at the Company's 1997 Annual Meeting of Shareholders. If the Plan is not so approved by the Company's Shareholders, no Bonus Awards shall be paid by the Company under the Plan.

PROXY

                                  SBARRO, INC.

                (Solicited on behalf of the Board of Directors)

        The undersigned holder of Common Stock of SBARRO, INC., revoking all proxies heretofore given, hereby constitutes and appoints Mario Sbarro and Anthony Sbarro, and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would posses if personally present, at the Annual Meeting of Shareholders of SBARRO, INC. to be held at the Salute Restaurant, 270 Madison Avenue, at the corner of 39th Street, New York, New York on Wednesday, May 21, 1997 at 9:15 A.M., Eastern Daylight Savings time, and at any adjournments or postponements thereof.

        The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

        Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR each of Proposals 2, 3, 4 and 5.

             PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

The Board of Directors recommends a vote FOR all listed     PLEASE MARK
nominees and FOR Proposals 2, 3, 4 and 5.                   YOUR CHOICE
                                                             LIKE THIS    [X]
                                                            IN BLACK OR
                                                              BLUE INK



                                                    FOR            WITHHOLD
                                             all nominees listed  AUTHORITY
                                              (except as marked   to vote all
                                               to the contrary)    listed
                                                                  nominees
                                                                   below
(1) Election of three Class I Directors
    Nominees: Richard A. Mandell, Joseph Sbarro  [  ]               [  ]
    and Terry Vince
(Instruction: To withhold authority to vote for any
individual nominee, circle that nominee's name in
the list provided above.)
                                                FOR     AGAINST     ABSTAIN

(2) Approve amendments to the Company's 1991    [  ]      [  ]       [  ]
    Stock Incentive Plan.

(3) Approve an amendment to the Company's 1993  FOR     AGAINST     ABSTAIN
    Non-Employee Director Stock Option Plan.    [  ]      [  ]       [  ]

(4) Approve the Company's Performance Incentive FOR     AGAINST     ABSTAIN
    Plan.                                       [  ]      [  ]       [  ]

(5) Ratify the appointment of Arthur Andersen   FOR     AGAINST     ABSTAIN
    LLP as the Company's independent public     [  ]      [  ]       [  ]
    accountants.




Signature(s) ______________________________________  Dated _______________, 1997
             (Signatures should conform to names as
             registered. For jointly owned shares,
             each owner should sign. When signing
             as attorney, executor, administrator,
             trustee, guardian or officer of a
             corporation, please give full title.)